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                                                                      EXHIBIT 16

     Quotations of each Fund's cumulative total return for the period ended October 31, 1995 is calculated pursuant to the following formula:

                               P(1+T)'pp'n = ERV

P     = a hypothetical initial payment of $1,000
T     = total return
n     = number of periods
ERV   = Ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period

CUMULATIVE TOTAL RETURNS FOR THE PERIOD ENDED OCTOBER 31, 1995

                                                                                 INTERNATIONAL EQUITY
                                                   DEVELOPING MARKETS FUND               FUND
                                                   ------------------------    ------------------------
                                                     ENDING      CUMULATIVE      ENDING      CUMULATIVE
                                                   REDEEMABLE      TOTAL       REDEEMABLE      TOTAL
                                                     VALUE        RETURN*        VALUE        RETURN*
                                                   ----------    ----------    ----------    ----------
Class A.........................................       898          -10.18 %       903         -9.66  %
Class B.........................................       914           -8.61 %       919         -8.13  %

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*  Each  Fund's  cumulative  total  return  figures  assume  all  dividends  and distributions by such Fund over the relevant time period were reinvested and the maximum sales charge, if any, was imposed. It was then assumed that at the end of these periods, the entire amount was redeemed and the appropriate deferred sales load, if applicable, was deducted. The cumulative return was then calculated by calculating the rate required for the initial payment to grow to the amount which would have been received upon redemption (i.e., the cumulative total rate of return).
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